United States
Securities and Exchange Commission
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):           June 30, 2002

DIGENE CORPORATION

(Exact Name of Registrant as Specified in Charter)

Delaware	0-28194	52-1536128

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1201 Clopper Road Gaithersburg, Maryland	20878

(Address of Principal Executive Offices)	(Zip Code)

(301) 944-7000

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

ITEM 5.      OTHER EVENTS.

     On June 30, 2002, Digene Corporation (“Digene”) delivered to Cytyc Corporation (“Cytyc”) formal notice of Digene’s termination of the Agreement and Plan of Merger dated February 19, 2002 among Digene and Cytyc and Cytyc’s acquisition subsidiary (the “Merger Agreement”). Under the Merger Agreement, such termination is effective immediately.

     This action by Digene follows the U.S. Federal Trade Commission (“FTC”) informing Digene and Cytyc during the course of last week that if the parties sought to close the transactions contemplated by the Merger Agreement, the FTC would seek an injunction to block the closing. Under the terms of the Merger Agreement, either of Cytyc or Digene had the right to terminate the Merger Agreement if the FTC made a second request for information under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (a “Second Request”), a party had not failed to provide necessary information in response to the Second Request or otherwise failed to comply with its obligations under the Merger Agreement in a manner that was the principal cause of the failure of the consummation of the exchange offer contemplated by the Merger Agreement (the “Offer”) and the Offer in fact was not consummated by June 28, 2002.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DIGENE CORPORATION (Registrant)

Date: July 1, 2002	/s/ Charles M. Fleischman By: Charles M. Fleischman Title: President, Chief Operating Officer and Chief Financial Officer